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MASSEY ENERGY COMPANY

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MASSEY ENERGY LEAD DIRECTOR RESPONDS TO CtW GROUP

Richmond, VA, April 29, 2010 – Massey Energy Company (NYSE:MEE) today provided the following response to allegations made by CtW Group regarding Massey Energy Company Management and Board of Directors:

The allegations by the CtW Investment Group regarding Massey Energy Company are unfounded and misinformed. CtW insists on distorting the facts to influence the opinion of respected shareholders and is motivated by a political agenda that does not meet the best interests of Massey’s employees or shareholders, nor the best practices of corporate governance.

It is unfortunate that CtW has attempted to leverage the accident at Upper Big Branch to its benefit at a time when Massey is focused on that tragedy and its aftermath.

Massey’s Board of Directors has taken the necessary and appropriate steps to address the legitimate CtW concerns, as outlined in a recent letter addressed to the group by Admiral Inman — Massey’s Lead Independent Director. In the letter, Admiral Inman clearly responds and corrects the group’s assertions regarding safety, corporate governance and financial standing.

A copy of the full letter from Admiral Inman to CtW follows:

April 28, 2010

Mr. William Patterson

Executive Director

CtW Investment Group

1900 L Street NW, Suite 900

Washington, DC 20036

Dear Mr. Patterson,

Thank you for sharing your perspective on Massey Energy’s Board of Directors and approach to corporate governance. Let me begin by addressing your most recent letter, dated April 12, 2010 that expressed disappointment in my failure to respond to your initial correspondence. As I am sure you are aware, your first letter was postmarked Wednesday, March 31 and the accident at Upper Big Branch (UBB) mine, where 29 members of our company’s family of employees died, occurred the following Monday, April 5. I am confident that you understand that my attention has been focused on that tragedy and its aftermath. With the immediate emergency of the accident over, I am now prepared to address your concerns.

In that April 12 letter you claim that Massey has placed short-term production ahead of safety. As I have stated publicly, this is patently false. Clearly, something went wrong at UBB. But we simply don’t yet know what it was. If there was improper conduct regarding operations and safety, there will be accountability. What we do know is this: Accusations that Massey Energy is indifferent to safety could not be more wrong. And I want to reassure you that Massey puts the safety of its members first — and always first.

“Safety is Job 1,” or S-1, is not just a slogan for our emphasis on work safety at Massey Energy, but a vow. Safety is the right place to start and emphasize always because, literally, lives are at stake. And, in addition, the emphasis on safety is in the company’s own interest because accidents hurt the company’s economic well-being. Obviously, the loss of UBB for an undetermined length of time is of no economic benefit to Massey Energy.

Our corporate culture focuses on three priorities: safety, ethics and excellence. Massey Energy’s members are among the best trained, most productive and safest miners in the world. They receive continuous, comprehensive training, and they use state-of-the-art technology and equipment. The company continually presses for innovations in making work safer.

The emphasis on safety has worked. The amount of time lost to accidents at Massey Energy has bested the industry average for 17 of the last 19 years, and improvements continue. UBB had less than one violation per inspection day cited by MSHA, a rate consistent with national averages. In fact, most of the citations issued by the agency at UBB were corrected on the same day they were issued — partly because the citations involved relatively easily corrected violations, but mostly because this company is committed to resolving safety issues as quickly as possible.

The safety benchmark used by the industry and MSHA is the Non-Fatal Days Lost, or NFDL rate, which measures the frequency of accidents that cause a miner to miss work. Massey’s rate has shown constant improvement and is far better than the industry average. At the end of March 2010, our NFDL rate was 0.79.

In your original letter, you called for the removal of Lady Barbara Thomas Judge from the board. As I’m sure you are aware, Lady Judge has subsequently resigned her seat. Let me be clear that she arrived at this decision independently and on the basis of issues unrelated to her role at Massey. I fundamentally disagree with the substance of your argument and do not subscribe to the formulaic approach you have outlined. The number of boards that a director serves on should not be the absolute threshold for determining a director’s competency or capability. Nonetheless, the primary outcome you desired has been served and Lady Judge is no longer a member of the Massey Board of Directors. In her absence, I have assumed leadership of the Governance and Nominating Committee.

As for our Chairman and CEO, Don Blankenship, let me reiterate that he retains the full confidence of the board. Making changes in the midst of a crisis is exceptionally high risk for all stakeholders. When the crisis has subsided and we know the facts, we will maintain the highest standard of accountability and responsibility.

It is worth noting that when Fluor and Shell divided their coal asset in 1987, the remaining Massey Coal Company was worth an estimated $190 million and had approximately 1200 employees. Don Blankenship became president in 1990. When Massey became a public company in November 2000, its market cap value was $758 million and we provided over 3600 jobs. Today, Massey Energy employs 6950 people and last Friday its market cap value was $4.2 billion.

As Chairman and CEO of this company, Mr. Blankenship has been responsible for much of that growth and corresponding shareholder value, even as he continued to put safety first.

The Board of Directors shares in that success to the extent that we are responsible for our strategic direction and risk oversight. The Board works to ensure that we have in place a strong process for identifying, prioritizing, sourcing, managing and monitoring our critical risks. In order to carry out its risk oversight function, the Audit, Compensation, Finance, Governance and Nominating and Safety, Environmental and Public Policy Committees are each responsible for risk oversight within each committee’s area of responsibility and regularly report to the Board of Directors.

In particular, all our directors participate in meetings of the Safety, Environmental and Public Policy Committee, which meet on a quarterly basis regarding our compliance with worker safety and environmental compliance rules, regulations and goals.

When it comes to legal and regulatory issues, The Board of Directors strongly believes that deliberate resolution of such issues is in the best interest of shareholders. It is noteworthy that you reference the resignation letter of former directors Loeb and Swanson, as our decision to settle with the EPA in 2008 was driven by their desire to avoid a “confrontational” battle with the agency that could have distracted the company from its core business. We took that criticism seriously, engaged in meaningful dialogue with the EPA and reached a settlement that swiftly resolved the charges. It is worth noting that the value of the stock has appreciated over 43% since that January 2008 settlement.

You go on to mention a list of generic corporate governance issues without acknowledging the aggressive steps we have taken over the last decade to keep pace with the evolving governance landscape. In the last six years alone we have:

•	Lowered the mandatory retirement age for those joining the board after January 1st, 2006 to age 74 from age 78.
•	Capped severance agreement payouts for senior executive officers.
•	Amended our equity plan to set minimum vesting periods and cap cash incentives.
•	Developed an annual Corporate Social Responsibility Report.
•	Instituted Stock Ownership Guidelines for our top 5 employees.
•

Implemented a Clawback Policy that enabled the company to reclaim any bonus paid to an executive if the Board of Directors determines there was intentional misconduct that led to a restatement of financial statements filed with the Securities and Exchange Commission.

•	Adopted a Director Resignation Policy, which is triggered if a director nominee fails to secure a majority of shareholder votes.
•	Invited shareholders to comment on board declassification and pledged to put it to a formal vote in 2011 if there is majority support for such action.
•	Reviewed “related transactions” to determine board independence and found none that rose to the disclosure level set by the New York Stock Exchange (NYSE).

Massey Energy is dedicated to maintaining the highest level of integrity in every aspect of its operations. Directors, executives and members sign ethics statements pledging to adhere to high standards of behavior. The ethics agreement includes guidelines for avoiding conflicts of interest and for reporting questionable accounting practices.

Massey’s commitment to compliance and ethics is supported and encouraged by the company’s strong board of directors and a highly qualified audit committee. The company’s Corporate Governance Guidelines require a majority of independent board members with no material relationship to the company or its affiliates.

I stand by the independence of our board and the expertise of its members. We have assembled a diverse set of industry experts that provide unique insight into strategic direction and draw upon corporate governance and risk oversight best practices from across industry.

The three directors up for election this year provide particularly rich and relevant skills.

Mr. Richard Gabrys is the Chairman of our Finance Committee and brings a tremendous amount of knowledge and experience gained from working in public accounting for 42 years. As the former Vice Chairman of Deloitte & Touche he served a variety of publicly-held companies and currently serves on the boards of three other publicly traded companies providing crucial insight into best practices regarding risk oversight, executive compensation and corporate governance matters.

Mr. Dan Moore is the Chairman of our Audit Committee and brings extensive financial and banking experience to the board having been Chairman, President and CEO of the former Matewan BancShares. Mr. Moore also serves as a director and Chairman of the West Virginia University Foundation and provides leadership to the Board of Directors in the area of risk management and oversight.

Mr. Baxter Phillips has been our President since November 2008 and has played various roles including Chief Administrative Officer and Chief Financial Officer among others since joining the company in 1981.Mr. Phillips’ experience in various positions in senior leadership of Massey, his tenure with the company, and his vast knowledge of operations has proven extremely valuable to the Board of Directors in assessing the company’s performance and setting strategic direction for the future.

I find it troubling that you would threaten to mount a campaign to withhold votes from these three qualified candidates, with which you did not raise any material issues, because of general concerns over corporate governance. Despite not owning a single share, you claim to know what is best for the entire shareholder base and the means to your end is to prevent the reelection of the Chairman of the Finance Committee, the Chairman of the Audit Committee and the President of Massey as the company emerges from a serious crisis.

I believe that the Board of Directors has demonstrated considerable progress on the corporate governance issues that you have raised and that the primary objection you had with the makeup of the Board has been resolved. In the wake of this crisis, our primary responsibility is to our team members and our shareholders. We respect your feedback and remain committed to ongoing dialogue, but request that you withdraw your active opposition to our Board Nominees.

Sincerely,

B.R. Inman

Admiral, U.S. Navy, (Ret.)

Lead Independent Director

Massey Energy Company

Company Description

Massey Energy Company, headquartered in Richmond, Virginia, with operations in West Virginia, Kentucky and Virginia, is the largest coal company in Central Appalachia and is included the S&P 500 index.

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